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                                                                  Exhibit (c)(2)

                                     Contract Expiration Date:  January 21, 1999


                      ORIGINAL EQUIPMENT MANUFACTURER AGREEMENT


This Agreement is between Norand Corporation ("NORAND"), 550 Second Street S.E., Cedar Rapids, IA 52401, and Western Atlas, Inc., including its subsidiaries ("WESTERN ATLAS"), located at 360 North Crescent Drive, Beverly Hills, California 90210.

                                      BACKGROUND

A. Norand is in the business of selling computer hardware and associated hand held terminal equipment, software and services for use with such computer hardware.

B. Western Atlas is in the business of selling integrated manufacturing systems, automated data collection systems and material management systems.

C. Western Atlas wishes to purchase computer hardware and systems software from Norand for resale in the Territory (defined in Section 1.1 below).

                                      AGREEMENT

1.  APPOINTMENT OF WESTERN ATLAS

    1.1  TERRITORY

    On a non-exclusive basis, Western Atlas may sell and license Products (as defined in Section 2) for use in healthcare, manufacturing, warehouse and distribution applications worldwide in such geographic locations where the Products are certified (the "TERRITORY"). Norand reserves the right to appoint other original equipment manufacturers, distributors and resellers in the Territory to sell Products and support customers using Products if Norand determines that is advisable. In addition, Norand reserves the right to make sales and provide service directly through its own employees, sales representatives and other original equipment manufacturers, distributors and resellers.

    1.2  NOT AN AGENT

    Western Atlas is not Norand's agent for any purpose. This Agreement is not to be construed as a joint venture, partnership, agency, employer/employee relationship or any other form of business obligation between Norand and West-

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    ern Atlas to share profits or bear any losses of the other.  Western Atlas is acting solely as an independent contractor.

2.  PRODUCTS

    The products which may be purchased pursuant to this Agreement ("PRODUCTS") are those listed on Schedule A, as may be amended from time to time by the parties hereto. Any Products sold to Western Atlas pursuant to this Agreement shall bear the "Intermec" name and/or logo as specified from time to time by Western Atlas. Norand reserves the right, without incurring any liability, to change prices, change the design or to discontinue the manufacture or sale of any Products. Norand will give Western Atlas thirty
    (30) days notice of any price changes or design changes to be made that change form, fit or function of such products and ninety (90) days notice of discontinuance of any Products. Norand will notify Western Atlas when any product listed on Schedule A, but not yet released for sale, is so released.

3.  WESTERN ATLAS RESPONSIBILITIES

    3.1  REASONABLE EFFORTS

    Western Atlas agrees to use reasonable efforts to service customers in the Territory.

    3.2  VALUE ADDED

    Western Atlas represents that it is a reseller of computer systems and products and that it will purchase Products under this Agreement which it will then remarket to third-party end-users in the regular course of its business. The systems that Western Atlas sells will include additions or integration of other equipment or software which Western Atlas manufactures, acquires or develops.

    3.3  SALES PROMOTION

    Western Atlas will maintain a sales organization knowledgeable in the Products. All Western Atlas sales personnel shall be certified by Norand in accordance with Section 3.4.

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    3.4  CUSTOMER SUPPORT

    Western Atlas will provide the appropriate personnel, facilities and equipment necessary to provide support in the use and sale of Products to customers in the Territory. Western Atlas will have its personnel attend product, sales and service training courses as may be offered by Norand from time to time or as required by Norand of its sales employees, including but not limited to, the requirements set forth in Schedule B hereto. Western Atlas will make available adequate and competent technical resources to promptly answer technical start-up questions, to counsel end-users regarding the selection, integration and use of Products and available software programs; to assist end-users with obtaining appropriate FCC licenses; to survey the customer's facilities to determine the appropriate quantity and configuration of Products for that facility; install Products at the customer's facilities and act as the primary resource for end-user's support requirements.

    3.5  MAINTENANCE

    Western Atlas shall have the right to sell its maintenance services to purchasers of Products. Norand will also make available to Western Atlas for sale to its customers that purchase Products Norand's maintenance services in the Territory in accordance with Norand's then current Value Added Reseller Maintenance Incentive Program.

    3.6  SALES FORECAST

    Western Atlas will participate and cooperate with Norand fully in a monthly forecast system to provide good faith qualitative and quantitative details by month of projected sales and purchases of Products for the following twelve calendar months. The forecast will include such information and be in such form as Norand will from time to time require, including but not limited to, the quantity and type of Products to be sold, projected delivery dates and an assessment of the likelihood that the transaction will be completed. The first such forecast to be provided by Western Atlas pursuant to this Section shall be provided to Norand on or before April 1, 1997.

    3.7  MONTHLY SALES AND SHIPMENT STATEMENT

    Western Atlas will provide Norand with written reports each

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    month detailing sales by location and monthly shipment information, including the serial numbers of the Products sold. This report will be used to initiate the warranty period hereunder, and, while delay in such report will not serve to lengthen the warranty period, failure or delay in making such report may diminish the warranty coverage. The report will include such information and be in such form as Norand will from time to time require. All such records will be maintained by Western Atlas for a period of three years from the date of termination of this Agreement.

    3.8  FUNCTIONAL REQUIREMENTS

    Western Atlas agrees that it is responsible for the selection of the Products and the determination of the suitability of the Products for the purpose for which Western Atlas intends to use them.

    3.9  INSPECTION

    Western Atlas agrees to inspect the Products upon receipt to ascertain that they are operable and function properly prior to resale.

    3.10 INDEMNITY

    Western Atlas agrees to defend and hold Norand, its employees, agents, successors and assigns harmless from any liability, loss, damage, claims and expense whatsoever, including but not limited to judgments and attorneys fees, caused or alleged to be caused directly or indirectly by the products or services, or both, sold by Western Atlas or by the negligent, grossly negligent or willful acts of any agent, employee or subcontractor of Western Atlas; provided, however, that Western Atlas' obligations hereunder shall not arise to the extent that the claim or damage is caused solely by: (a) the Products; or (b) the negligent, grossly negligent or willful acts of Norand or its agents or employees.

4.  NORAND RESPONSIBILITIES

    4.1  SALES ASSISTANCE

    Norand may provide sales assistance in the Territory (as mutually agreed upon) and will provide brochures and materials at Norand's standard prices for such items then in

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    effect.

    4.2  NORAND TRAINING, SUPPORT AND INTEGRATION

    Norand shall make available to Western Atlas training programs, support services and programs and system integration consulting at Norand's standard prices for such services then in effect.

5.  ORDERS AND RETURNS

    5.1  AUTHORIZED ORDER FORM

    The terms and conditions of this Agreement will be the only terms and conditions which apply to all orders Western Atlas makes for Products, unless Norand specifically agrees otherwise in writing. Any additional or conflicting terms Western Atlas may propose with its orders will not apply. All orders are subject to written acceptance by Norand.

    5.2  ORDER INFORMATION

    Western Atlas' orders must be in writing and identify the product or service ordered, the shipping instructions, the requested delivery dates, and the system number if applicable. Requested delivery dates must be within one hundred and eighty (180) days of the date of order.

    5.3  RESCHEDULING SHIPMENT

    Western Atlas may reschedule shipment of an accepted order one time if Western Atlas gives Norand written notice at least thirty (30) days before the scheduled ship date; provided that, the requested rescheduling date is within ninety (90) days of the original order date and Norand accepts the new ship date requested. Such acceptance will not be unreasonably withheld.

    Western Atlas may cancel shipment of an accepted order if it gives Norand written notice at least fifteen (15) business days before the scheduled shipment date.

    Cancellations, rescheduling and reconfigurations are subject to the following charges:

                                   Cancellation/Reconfiguration/
                                   -----------------------------
    If Notice is Received              Rescheduling Charges
    ---------------------              --------------------

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    More than 60 days                             0%

    31 to 60 days                                 5%

    16 to 30 days                                10%

    15 days                                      15%

    Prior to Date of
    Scheduled Shipment

    An accepted order may be rescheduled or reconfigured no more than once. Except as permitted by Norand in its sole and absolute discretion, cancellation, reconfiguration or rescheduling is not permitted less than fifteen (15) business days before the scheduled shipment date.

6.  PRICES

    6.1  PRICES

    For the period beginning on the date hereof and continuing through January 19, 1998, Norand will sell Products to Western Atlas at a price based on the sales forecast provided pursuant to Section 3.6 covering the twelve-month period beginning on April 1, 1997, such price being no less favorable than the lowest price then being charged by Norand for such Products for sales to other purchasers based on sales volumes similar to such forecast. For each period beginning on January 20 and ending on the following January 19, commencing January 20, 1998, Norand will sell Products to Western Atlas at a price based on the volume of purchases by Western Atlas during the twelve-month period ending on the preceding January 19, such price being no less favorable than the lowest price then being charged by Norand for such Products for sales to other purchasers with sales volumes similar to Western Atlas' volume purchases during such twelve-month period. Prices are F.O.B. point of shipment and exclude all transportation charges, duties and taxes. Western Atlas is responsible to reimburse Norand for all duties and taxes (other than taxes on Norand's income) which arise from the purchase and sale of Products, unless Western Atlas provides Norand with written evidence that is satisfactory to Norand of an exemption from such duties and taxes. Western Atlas is also responsible for all transportation charges. Risk of loss shall pass to Western Atlas F.O.B. point of shipment.

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    6.2  PRICE CHANGES

    Norand will use reasonable efforts to provide Western Atlas written notice of any price changes ninety (90) days before the new prices become effective. If the change is an increase, orders placed within ninety (90) days of the written notice will be at the old price; provided Western Atlas accepts shipment within sixty (60) days from date of order. Orders for shipment more than sixty (60) days after the date of order will be at the new prices. In addition, the old price will apply to shipments made under an order accepted before the notice of the price increase is given; provided that, the agreed upon scheduled ship dates are within one hundred and eighty (180) days of the order date and Western Atlas does not reschedule shipment. If a shipment under such an order is rescheduled, the new prices will apply to all subsequent shipments under that order.

    If the change is a price decrease, Norand will apply the new lower price to all shipments made under orders accepted, but not shipped, before the date of notice of the price change.

7.  INVOICING AND PAYMENT

    Prices and other charges will be invoiced on shipment. Subject to prior credit approval by Norand, payment will be due within thirty (30) days from the date of invoice. If deliveries are made in installments, each shipment will be paid for when due without regard to the other scheduled deliveries. Failure to make payment when due may result in delay of scheduled shipments. All amounts not paid when due will be subject to the lesser of:
    (a) a 1-1/2% per month delinquency charge and (b) the highest interest rate permitted under applicable law. Norand reserves the right to withhold shipment and to require prepayment or other payment arrangements on all future shipments if Western Atlas does not pay any invoice when due. To assist Norand in establishing and updating credit limits and payment terms, Western Atlas agrees to provide Norand with financial information relating to Western Atlas' business, including audited financial statements and other credit related information as Norand may reasonably request. Western Atlas also agrees to provide updated financial information prior to renewal of this Agreement for any additional term. To secure any indebtedness now or hereafter owed by Western Atlas to Norand, Western Atlas hereby grants to Norand a continuing security interest in

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    the Products whether now existing or hereafter acquired by Western Atlas and all additions to, improvements on and substitutions for the Products and all proceeds of the foregoing to secure any and all amounts owed Norand by Western Atlas. Western Atlas authorizes Norand to file this Agreement as a nonuniform financing statement and also agrees, upon request from Norand, to sign and file appropriate documentation to perfect this security interest.

8.  ADVERTISING

    Western Atlas agrees not to advertise Products in a false, misleading or derogatory fashion and agrees to indemnify, defend and hold Norand harmless for any claim, cause of action, suit, loss or liability (including court costs and attorneys fees) based upon Western Atlas' advertisements.
    Western Atlas will provide Norand with a copy of any advertisement upon request and will cease and desist using any advertisement or forth of advertisement which is not consistent with the requirements of this Section.

9.  LIMITED WARRANTIES AND REMEDIES

    9.1  WARRANTY FOR NORAND EQUIPMENT

    Norand warrants that Hardware will be free from defects in manufacturing materials and workmanship for the warranty period applicable to the Hardware as set forth in the Price Guide in effect when Western Atlas places its order for such Hardware. The warranty period begins to run on the date Norand ships the Hardware to Western Atlas. If an item of Hardware has such a defect, Norand will repair it without charge or, if Norand is not able to repair it, Western Atlas may return it to Norand and Norand will credit the purchase price to Western Atlas' account for the original price paid. Warranty repairs will be completed within 10 working days and then returned to Western Atlas by prepaid surface freight carrier. As used herein, the term "HARDWARE" means the Products excluding the Software.

    For this warranty to apply:

         a. Western Atlas must obtain a Repair Return Authorization from the Norand Service Center within the warranty period;

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         b.   Norand must be given a written, detailed description of the defect;

         c. The item of Hardware must be promptly returned to the designated Norand service center, freight prepaid by Western Atlas; and

         d Upon examination of the item, Norand must agree that the defect exists and is covered by this warranty.

    9.2  WARRANTY FOR NORAND SOFTWARE

    Norand warrants that Software will function in accordance with the user manual provided with the Norand Software Products for one hundred eighty
    (180) days from the date Norand ships to Western Atlas. If an item of Software does not function as warranted, Norand will, without charge, attempt to provide information to correct the program or the user manual. If Norand is not able to provide this information, Western Atlas may return the item of Software to Norand and Norand will credit the purchase price to Western Atlas' account.

    For this warranty to apply:

         a. Norand must be given a written, detailed description of the problem, within the warranty period; and

         b.   Norand must be able to reproduce the reported problem.

    9.3LIMITATION OF WARRANTIES AND REMEDIES

    The warranties set forth in Sections  9.1 and 9.2 do not apply to:

         a. expendable items such as customer replaceable batteries and the like, nor

         b. defects or problems caused by causes outside of Norand's control; such as, but not limited to, accident, misuse, neglect, alteration, adjustments or repairs made by persons other than authorized Norand personnel, unauthorized testing, use not within specifications, or a product for which Norand is not responsible.

    The remedies set forth in Section 9.1 and 9.2 are the only remedies that apply. THE WARRANTIES IN THIS SECTION REPLACE AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER WARRANTIES ARE DISCLAIMED.

    Norand does not warrant uninterrupted or error-free operation of products provided under this Agreement.

    Non-Norand hardware and software is provided by Norand without warranty on an "AS IS, WITH ALL FAULTS" basis. However, the manufacturers, suppliers or publishers of the non-Norand hardware or Software may provide their own warranties.

    9.4  LIMITATION ON PATENT INFRINGEMENT SUITS

    Western Atlas agrees not to assert any claims during the term of this Agreement against Norand alleging that any of the Products infringe any patent owned or controlled by Western Atlas or any of its subsidiaries.

10. LIMITATIONS OF LIABILITY

    Norand does not guarantee delivery of Products by any particular date. If Norand accepts Western Atlas' order and fails to deliver ordered Products, Western Atlas' sole remedy will be limited to refund of money paid to Norand for the undelivered products.

    NEITHER NORAND NOR WESTERN ATLAS WILL HAVE ANY LIABILITY OR RESPONSIBILITY TO WESTERN ATLAS OR NORAND, AS THE CASE MAY BE, OR ANY OTHER PERSON OR ENTITY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS OF NORAND, WESTERN ATLAS OR WESTERN ATLAS' CUSTOMERS, AS THE CASE MAY BE, (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF DATA, GOODWILL, PROFITS, USE OF MONEY OR USE OF PRODUCT, INTERRUPTION IN USE OR AVAILABILITY OF DATA, STOPPAGE OF OTHER WORK OR IMPAIRMENT OF OTHER ASSETS), ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE, EXCEPT

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    ONLY IN THE CASE OF DEATH OR PERSONAL INJURY WHERE AND TO THE EXTENT THAT
    APPLICABLE LAW REQUIRES SUCH LIABILITY. IN NO EVENT WILL THE AGGREGATE LIABILITY INCURRED BY NORAND OR WESTERN ATLAS, AS THE CASE MAY BE, IN ANY ACTION OR PROCEEDING EXCEED THE TOTAL AMOUNT ACTUALLY PAID TO NORAND BY WESTERN ATLAS OR BY WESTERN ATLAS TO NORAND, AS THE CASE MAY BE, FOR THE PURCHASE OF THE PRODUCT(S) THAT ACTUALLY CAUSED THE DAMAGE OR LOSS.

11. INTERNATIONAL SALES

    Western Atlas represents and warrants that the Products and all other software and technical data which Western Atlas receives under this Agreement is for resale within the Territory, subject, where applicable, to the consent of the United States government.

12. TERM

    12.1 INITIAL TERM

    The initial term of this Agreement will commence upon the Effective Date hereof, and, subject to Section 12.2, will expire on the date set forth on the face page of this Agreement, unless sooner terminated or extended as provided herein. The expiration or earlier termination of this Agreement will not relieve either party of obligations incurred prior thereto.

    12.2 EXTENSION OF TERM

    The term of this Agreement shall automatically be extended for successive one-year periods ending on the anniversary of the date set forth on the cover page of this Agreement, provided that neither party has, on or before 60 days prior to the next scheduled renewal date, given notice to the other of its intention not to renew the term of this Agreement.

    12.3 TERMINATION

    This Agreement may be terminated:

         A. Immediately, if Western Atlas assigns this Agreement or any of its rights hereunder; the

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              term "assign" to include, without limiting the generality
              thereof, a transfer of a majority interest in Western Atlas' business, or a sale of substantially all of Western Atlas' assets.

         B. By either party upon one (1) day's written notice in the event the other party ceases to function as a going concern or to conduct its operations in the normal course of business, or a receiver for it is appointed or applied for, or a Petition under the Federal Bankruptcy Act is filed by or against it, or it makes an assignment for the benefit of creditors.

         C. By written notice from Norand to Western Atlas effective immediately if Western Atlas violates Section 1.1, Section 13, or Section 17.2 of this Agreement.

         D. By written notice from Western Atlas to Norand effective immediately if Norand violates Section 17.2.

         E. By either party, upon thirty (30) days written notice if the other party fails in any material respect to perform or observe any of its obligations (except those obligations otherwise specifically addressed in this Section 12.3) under this Agreement and such party has failed to cure such default within thirty (30) days after the date of such notice of default. Orders which are accepted but not shipped on the date of such notice shall be deemed canceled as of the date of such notice.

13. SOFTWARE PRODUCT LICENSING

    Products consisting of software programs ("SOFTWARE") are licensed, not sold. Norand authorizes Western Atlas to offer end-users, in conjunction with Western Atlas' resale of other Products, a limited license for the use of Software with the Products sold by Western Atlas to the end-user. Western Atlas agrees to distribute such Software only in conjunction with the sale of Western Atlas' proprietary products, upon a signed, written license agreement containing provisions substantially in the form of Schedule C of this Agreement and payment in accordance with this Agreement. Software will be distributed in object code only. Western Atlas may not otherwise distribute the Software. Norand shall have the right during normal business hours and upon reasonable notice to audit Western Atlas' relevant books and records for the sole purpose of verifying performance of Western Atlas' obligations under this Agreement. Norand reserves the right to change the terms and conditions of Schedule C from time to time upon giving Western Atlas notice of such changes.

14. PATENT AND COPYRIGHT INDEMNIFICATION

    If an action is brought against Western Atlas claiming that a Product infringes a patent or copyright within the Territory, Norand will defend Western Atlas at Norand's expense and, subject to this Section and Section 10, above, will pay the damages and costs finally awarded against Western Atlas in the infringement action, but only if (a) Western Atlas notifies Norand promptly upon learning that the claim might be asserted, (b) Norand has sole control over the defense of the claim and any negotiation for its settlement or compromise; and (c) Western Atlas takes no action, that in Norand's judgment, is contrary to Norand's interest.

    If a claim described in this Section 14 may be or has been asserted, Western Atlas will permit Norand, at Norand's option and expense, to (a) procure the right to continue using the Product, (b) replace or modify the Product to eliminate the infringement while providing functionally equivalent performance, or (c) accept the return of the Product in exchange for a refund of the price that Western Atlas actually paid to Norand for such Product, less depreciation based on a 3-year straight-line depreciation schedule, and a pro rata share of any maintenance fees that Western Atlas actually paid to Norand for the then-current maintenance period of the product.

    Notwithstanding the above, Norand will have no duty to indemnify Western Atlas if the patent or copyright infringement claim contemplated in this
    Section 14 results from (a) a correction or modification of the Product not provided by Norand, (b) the failure to promptly install any update which Norand may have provided to Western Atlas, or (c) the combination of the Product with other software or hardware not provided by Norand.

15. INTEGRATED LASER SCANNING TERMINALS

    Norand is authorized by license to sell the integrated laser scanning terminals Norand offers for use as a one-

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    piece unit to read bar codes and process data.  Western Atlas agrees not to make any changes to these terminals and to use them for only these purposes. The licensor under Norand's license has the sole right to enforce these provisions. If Western Atlas makes an authorized transfer of these terminals to another party, that party must agree to these conditions in writing.

16. PUBLIC ANNOUNCEMENTS

    Neither party to this Agreement may make any public announcements with respect hereto without the approval of such announcement by the other party hereto, which consent shall not be unreasonably withheld.

17. GENERAL

    17.1 GOVERNING LAW

    This Agreement and performance hereunder will be governed by and construed in accordance with the laws of the State of Iowa, U.S.A.

    17.2 CONFIDENTIALITY

    Western Atlas and its employees and Norand and its employees each agree to not directly or indirectly, use, divulge or reveal to any person any Confidential Information without the prior written consent of Norand or Western Atlas, as the case may be. For purposes of this Agreement, the term "CONFIDENTIAL INFORMATION" shall mean information which is not known outside of Norand's business or Western Atlas' business, as the case may be, and from which Norand or Western Atlas, as the case may be, obtains an economic benefit because it is not known outside of Norand's business or Western Atlas' business, as the case may be, and which is disclosed by Norand to Western Atlas or Western Atlas to Norand, as the case may be, or becomes known to Western Atlas or Norand, as the case may be, as a consequence of this Agreement or any actions taken under this Agreement, including but not limited to all drawings, specifications, parts lists, lists of other resellers of Products, the Price Guide and other price lists, channel marketing programs and other types of information or data relating to Norand's business or Western Atlas' business, as the case may be.

    Western Atlas also agrees not to reverse engineer, disassemble or decompile any of the Products. Western Atlas and Norand also each agree to comply with all reasonable regulations which Norand may ask Western Atlas to follow or Western Atlas may ask Norand to follow, as the case may be, to preserve the confidential nature of such Confidential Information and to enforce such regulations against their respective officers, employees and agents and otherwise assure that the Confidential Information is protected. In the event of a breach or a threatened breach by Western Atlas or Norand of any provision of this Section, Norand or Western Atlas, as the case may be, will be entitled to an injunction restraining Western Atlas or Norand, as the case may be, from any use or disclosure, or threatened use or disclosure, in whole or in part, of the other's Confidential Information. Nothing herein will be construed as prohibiting Norand or Western Atlas from pursuing any other remedies for such breach or threatened breach, including the recovery of damages.

    In addition, Western Atlas and Norand each agree not to disclose the financial terms of this Agreement, including discounts, without the prior written consent of the other, except as required by law.

    Upon termination of this Agreement, Western Atlas and Norand each agree to promptly return all Confidential Information belonging to the other or to certify to the other that such information has been destroyed.

    17.3 NOTICES

    Notices required or allowed to be given hereunder will be deemed given on the date deposited, postage prepaid, for delivery by the U.S. Postal Service, to the parties at the following respective addresses:


    IF TO NORAND:                           IF TO WESTERN ATLAS:

    Norand Corporation                      Western Atlas, Inc.
    550 Second Street S.E.                  360 North Crescent Drive
    Cedar Rapids, IA 52403                  Beverly Hills, CA 90210

    Attention:  Legal Services              Attn: General Counsel

                                            with copy to:

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                                                 Intermec Corporation
                                                 6001 36th Avenue West
                                                 Everett, Washington 98203

                                                 Attn: Michael Ohanian

    Addresses may be from time to time modified by like notice. Routine periodic notices (such as price and product changes and the like) may be given by first class mail, all other notices must be given by certified mail, return receipt requested.

    17.4 ENTIRE AGREEMENT

    Each party acknowledges that it has read this Agreement, fully understands it, and agrees to be bound by its terms and further agrees that it, including the Schedules, Price Guide and any addenda hereto, is the complete and exclusive statement of the agreement between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the parties, relating to the subject matter of this Agreement. This Agreement cannot be modified or altered except by a written instrument duly executed by both parties. In the event of any conflict between the provisions of this Agreement, the Schedules, the Price Guide and any addenda hereto, the following order or precedence will apply: Addenda, if any, the Agreement, Schedules, and then the Price Guide.

    17.5 ENFORCEABILITY

    If any provision of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby.

    17.6 NO WAIVER

    The failure of either party to exercise in any respect any right provided for herein will not be deemed a waiver of any right hereunder.

    17.7 SURVIVAL

    The provisions of Sections 7, 8, 10, 14 and 15 of this Agreement will survive termination hereof.

    17.8 EFFECTIVE DATE

    This Agreement will be effective on the date when it is accepted by Norand and signed by Norand's authorized representative (the "EFFECTIVE DATE").

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed below by their authorized representatives.

Accepted By:

NORAND CORPORATION                          WESTERN ATLAS INC.


BY:                                         BY:
   -------------------------------             -------------------------------
              Signature                               Signature



Name: N. Robert Hammer                          Name: Michael E. Keane
     ---------------------------------               -------------------------

Title:  Chairman, President and              Title: Senior Vice President and
        Chief Executive Officer                     Chief Financial Officer

Date:                                        Date:
     ---------------------------------            ----------------------------

__________________________________SCHEDULE "A"

                                   PRODUCTS 1.


PEN*KEY  6100

PEN*KEY  6600

OWL Radio Network, including

     -    6700 Access Point
     -    Radio Network Software
     -    Gateway hardware and software
     -    Emulation software, if required
     -    900 radio cards
     -    Norand 2.4 radio cards, when available
     -    Norand Synthetic UHF radio cards, when available

Any charge coupled device product modular engines

Accessories, software and spare parts


____________________
     1    Including improvements, upgrades, replacements and enhancements of any
Product.

                                     SCHEDULE "B"

                           TRAINING PROGRAM REQUIREMENTS 2.


I. LEVEL ONE CERTIFICATION -- CERTIFIED WIRELESS SPECIALIST

I.A.          Western Atlas must complete the following courses:

                   1.   Introduction to Products (RF101)
                   2.   UHF Systems
                   3.   SST Systems
                   4.   Hands-on Configuration
                   5.   Troubleshooting RF Systems
                   6.   TCP/IP or 3270/5250
                   7.   PEN*KEY-TM-


II. LEVEL TWO CERTIFICATION -- CERTIFIED WIRELESS ENGINEER

II.A. Western Atlas must complete the following courses in addition to completion of the courses set forth in Paragraph A above:

                   1.   UHF Site Survey
                   2.   SST Site Survey
                   3.   Local Area Networking
                   4.   Ethernet From A to Z
                   5.   Taken Ring
                   6.   TCP/IP and 3270/5250


____________________
     2. Courses and course content are subject to change at the sole discretion of Norand.

                                     SCHEDULE "C"


Western Atlas agrees that it will obtain written agreements containing substantially the following provisions before delivering any Norand Software to another person.

1. Certain software programs provided under this Agreement are provided under license from Norand Corporation ("Norand Corporation"). Norand Software is licensed, not sold. Western Atlas, Inc. ("Western Atlas") hereby grants ________________________ (Buyer) a non-exclusive right and license to use Norand Software on the Products covered by this Agreement. No other right or license is granted nor implied.
     ________________________ (Buyer) agrees to not modify, copy, distribute or otherwise disclose Norand Software without the prior written consent of Norand. Buyer further agrees not to reverse engineer, disassemble, or decompile the Products, including but not limited to the Norand Software. This license shall expire when ________________________ (Buyer) no longer owns or ceases to use the Products with which ________________________ (Buyer) is licensed to use.
2. Western Atlas warrants that Norand Software will function in accordance with the user manual provided with the Norand Software for ninety (90) days from date of shipment. If an item of Norand Software does not function as warranted, Western Atlas will, without charge, attempt to provide information to correct the program or the user manual. If Western Atlas is not able to provide this information, ________________________ (Buyer) may return the item of Norand Software to Western Atlas and Western Atlas will refund ________________________ (Buyer's) money.

     THE WARRANTIES IN THIS SECTION REPLACE ALL OTHER WARRANTIES OF NORAND SOFTWARE, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

3. IN NO EVENT WILL WESTERN ATLAS NOR NORAND BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE, INCLUDING WITHOUT LIMITATION, ANY LOST PROFITS OR SAVINGS, AND ANY LOSS OR DAMAGE CAUSED BY THE LOSS OF USE OF ANY DATA OR INFORMATION OR ANY INACCURATE DATA OR INFORMATION.


                                         C-1